Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 21, 2005 included herein the Prospectus constituting part of this Registration Statement on Pre-Effective Amendment No. 2 to Form S-1 on the statement of financial condition of DB Commodity Services LLC as of September 15, 2005, and the related statements of changes in member’s capital and cash flows for the period from May 23, 2005 (inception) through September 15, 2005. We also consent to the reference of our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

New York, New York

June 12, 2006